Exhibit 99.8
POSITION SPECIFICATION FOR MEMBER OF
BOARD OF DIRECTORS OF
HILL-ROM HOLDINGS, INC.

Position Overview:	Directors are responsible for the overall supervision of the management of the affairs of the corporation in accordance with the requirements of Indiana and other applicable law.

Criteria For Selection:
A candidate for director of the corporation should exhibit the following characteristics and should not ever (i) have been the subject of a Securities and Exchange Commission enforcement action in which he or she consented to the entry of injunctive relief, a cease and desist order, or a suspension or other limitation on the ability to serve as a corporate officer or supervisor, (ii) had any license suspended or revoked due to misconduct of any type or (iii) violated any fiduciary duty to the Company or its Code of Ethical Business Conduct:

1. Reputation for industry, integrity, honesty, candor, fairness and discretion;

2.   Acknowledged expert in his or her chosen field(s) of endeavor, which area of expertise should have some relevance to the corporation’s businesses or operations, such as accounting and finance, product and technology development, healthcare, manufacturing, services businesses, sales and market development, international operations, international governance, mergers and acquisitions related business development, strategic oversight, government relations, investor relations, executive leadership development, public company governance, and executive compensation design and processes;

3. Knowledgeable, and or willing and able to become so quickly, in the critical aspects of the corporation’s businesses and operations in order to make comprehensive and decisive decisions;

4. New directors, excluding existing directors who are reelected should meet the NYSE independence standards then in effect; and

5. Experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly held corporation.

Responsibilities:
Responsibilities of directors include discharging the following tasks, with the objective of creating short and long term value for shareholders. Additionally, directors must be willing to commit substantial amounts of time to learning the Company and its risks and to participate actively on the Board. They must be good listeners, willing to ask probing questions, disagree with management if necessary, speak their mind and exercise independent judgment on behalf of all shareholders.

1.	Proceedings of the Board and its committees;

2.	Oversight responsibility for ensuring that the corporation is effectively managed in the interests of all shareholders;

3.	Selecting, monitoring, evaluating, compensating, and, if necessary, replacing the President and Chief Executive Officer and other senior executives, and ensuring adequate management succession;

4.
Reviewing and analyzing, in order to approve, policies designed to ensure that the corporation and its employees act ethically, and in compliance with applicable laws and regulations, auditing and accounting principles, and the corporation’s own governing documents;

5.	Selecting director nominees, establishment of the structure and composition of the Board and its committees, and determination of the functions of such committees;

6.
Reviewing and analyzing, in order to approve, management’s strategic and business plans, including developing a depth of knowledge of the businesses being served, understanding and questioning the assumptions upon which such plans are based, and reaching a fully informed and independent judgment as to the probability that the plans can be realized; although directors may rely on management and other professional advisors for the integrity of the information they receive, it is incumbent on them to satisfy themselves that they are fully informed as to all factors they consider relevant;

7.	Reviewing and analyzing, in order to approve, the corporation’s financial objectives, plans, and actions, including significant capital allocations and expenditures;

8.	Reviewing and analyzing, in order to approve, material transactions not in the ordinary course of business;

9.	Monitoring corporate performance against the strategic and business plans, including overseeing the operating results on a regular basis to evaluate whether the businesses are being properly managed;

10.	Reviewing, analyzing, in order to approve, and periodically revising, as appropriate, the corporation’s mission statement and the charters of the Board’s various committees; and

11.	Performing such other functions as are prescribed by law, or assigned to the Board in the corporation’s governing documents.

Performance Metrics:	Performance meets expectations when a director discharges the foregoing responsibilities with dedication, candor, fairness, integrity, honesty and discretion.